EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT
                              FREDERICK G. BEISSER


     This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 1st day of January, 2002, by and between Integrated Spatial Information Solutions, Inc. ("Employer" or "ISIS") and Frederick G. Beisser ("Executive").

     WHEREAS, Employer is a corporation organized under the laws of the State of Colorado and with its principal place of business in Frankfort, Kentucky;

     WHEREAS, Executive is an individual with knowledge and experience that are valuable to Employer; and

     WHEREAS, Employer desires to employ Executive and Executive desires to accept such employment subject to the terms and conditions hereinafter set forth.

     NOW THEREFORE, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.   EMPLOYMENT

     Employer hereby employs Executive and Executive hereby accepts employment by Employer, upon all of the terms and conditions as hereinafter set forth.

2.   TERM

     The term of this Agreement shall be for one (1) year commencing on January 1, 2002, and ending on December 31, 2002 ("the Expiration Date"), unless renewed or extended by written agreement executed on or before the Expiration Date by Executive and by Employer with the approval of Management. As a courtesy to Executive, Employer shall indicate in writing its intent to renew or extend this Agreement at least thirty (30) days prior to the Expiration Date.

3.   TERMINATION OF AGREEMENT

     This Agreement shall terminate upon the occurrence of any of the following events:

     (a) Upon written notice of termination from either party to the other party, which notice maybe given at any time, with or without cause, and shall be effective thirty (30) days thereafter unless a different effective date is agreed in writing by the parties;

     (b) Upon the expiration of this Agreement without renewal or extension as provided in paragraph 2 of this Agreement; or

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     (c)  Upon Executive's death.

     Upon the termination of this Agreement, Executive shall be entitled to payment of compensation that is earned but unpaid for services rendered by Executive as of the date of termination of this Agreement. In addition, Executive shall be entitled to Separation Pay to the extent expressly set forth in Exhibit A to this Agreement, which pay shall become due and owing according to the schedule set forth in Exhibit A. However, Executive shall not be entitled to any compensation for services not yet performed, including services which could have been performed but for the termination of this Agreement.

     At the discretion of Employer, Employer may (a) require that Executive continue to perform his duties during the period between notice pursuant to
Section 3(a) of this Agreement and the resulting termination of this Agreement, or (b) relieve Executive of his duties during such period (while continuing to provide compensation and benefits in accordance with this Agreement).

4.   DUTIES

     Executive is employed by Employer as its Senior Vice President of Finance. The precise nature of Executive's duties and responsibilities shall be as defined by Management and may be broadened, curtailed or otherwise modified by Management from time to time in its sole discretion.

     Executive shall be expected to work a normal workweek of a minimum of forty
(40) hours on average through the course of each quarterunless otherwise agreed in writing by the parties, and Executive agrees to devote his time, energy and professional talent to the performance of the duties of his position with Employer during those hours. Notwithstanding the foregoing, Executive may serve as a director or trustee of another organization upon the prior written consent of Management or as was already disclosed to Employer in public filings prior to the date of this Agreement.

     Executive's primary place of employment shall be Parker, Colorado, or such other location within thirty (30) air miles of the Colorado State Capitol Building as may be selected by the Board of Directors of Employer in its sole discretion. Except where travel is required by Employer or otherwise necessary to the performance of the duties, Executive shall have the right to perform his duties out of any personal residence he may have, provided that the exercise of such right does not interfere with Executive's ability to perform his duties effectively or otherwise result in behavior or actions injurious to Employer.

5.   COMPENSATION

     Executive's compensation under this Agreement shall be as set forth in Exhibit A, which is attached hereto and incorporated herein. Such compensation shall be paid in accordance with the payroll policies and procedures of Employer, as they may be modified from time to time at Employer's sole discretion.

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     Upon the termination of this Agreement, Executive shall have no further rights to compensation under this Agreement except for Separation Pay as provided in Exhibit A.

6.   TRADE SECRETS, INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

     a.   Definitions.

     For purposes of this Agreement, the following terms shall have the following definitions:

          (i) "The ISIS Companies" shall mean ISIS and all subsidiaries of ISIS, both individually and collectively, throughout their histories. (For example, "employment with the ISIS Companies" shall include all employment with any of the ISIS Companies, both before and after they became ISIS Companies, and "property of the ISIS Companies" shall include all property of any of the ISIS Companies, both before and after they became ISIS Companies, etc.)

          (ii) "Trade Secrets" shall have the meaning ascribed to it in the Kentucky Uniform Trade Secrets Act, KRS ss.365.880, as such provision may be amended from time to time. The term "Trade Secrets" shall include all documents containing Trade Secrets.

          (iii) "Intellectual Property" shall mean all products of human intelligence which have been protected or could be protected from appropriation or use by others through application of laws governing patent, trademark, copyright, or other similar protections, including but not limited to ideas, processes, trademarks, service marks, inventions, discoveries, and improvements to any of the foregoing, provided that such material relates to the services, methodologies or technologies used by or developed for the ISIS Companies during the course of Executive's employment with the ISIS Companies or any predecessor of ISIS. The term "Intellectual Property" shall include all documents containing Intellectual Property.

          (iv) "Confidential Information" shall mean all non-public information concerning the business or the operation of the business of the ISIS Companies, including but not limited to information concerning: operations, organization or management; finances; business plans and strategies; clients; relationships with contractors and vendors; proprietary or specialized computer software; employees; products and services; equipment and systems; and prospective and executed contracts and other business arrangements. Confidential Information does not include information in the public domain or information that is properly known to Executive through sources other than the ISIS Companies. The term "Confidential Information" shall include all documents containing Confidential Information.

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          (v)  "Protected Information" shall mean all Trade Secrets of the ISIS
               Companies, all Intellectual Property of the ISIS Companies, and all Confidential Information of the ISIS Companies.

          (vi) The term "documents" shall mean all recordations of information, in any form, whether printed or written, produced by hand or otherwise, and whether stored electronically, magnetically, or in tangible form, and shall include but not be limited to: agreements; audio tapes; brochures; charts; circulars; communications; compact disks; computer printouts; correspondence; diaries, digital recordings; drafts; drawings; electronic mail or other electronic communications; graphs; journals; ledgers; letters; maps; memoranda; motion pictures, notes, notebooks; opinion statements; pamphlets; photographs; press releases; reports; sketches; telegrams; transcripts; videotapes; written statements; summaries of records of conferences, interviews, investigations meetings, negotiations, and personal or telephonic conversations; any marginal comments appearing on any documents; and all other writings.

     b. Non-Disclosure of Protected Information.

During the term of this Agreement, and for a period of two (2) years following termination of this Agreement, Executive shall not, without the prior written consent of Management, directly or indirectly, use, disclose, transfer or otherwise communicate any Protected Information to any person or entity except where such use, disclosure, transfer or communication is (a) in connection with and in furtherance of Executive's work on behalf of the ISIS Companies, and (b) not otherwise contrary to applicable law regarding Trade Secrets, Confidential Information or Intellectual Property.

     c. Documents and Other Property of the ISIS Companies.

     All documents containing Protected Information which are prepared by Executive or otherwise come into Executive's possession are and shall remain the property of the ISIS Companies. Upon the termination of this Agreement, or upon the request of Employer, Executive shall promptly deliver to Employer all documents containing Protected Information and all other property belonging to the ISIS Companies.

     d. Response to Subpoena or Court Order.

     In response to any subpoena, court order or other legal process purporting to require disclosure of Protected Information, Executive shall: (a) immediately notify Management, and (b) take all lawful steps to resist the subpoena, court order or other process unless instructed to the contrary by Management.

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     e. Confidential Information from Third Parties.

     Executive acknowledges that the ISIS Companies have received and will continue to receive confidential or proprietary information from third parties and that the ISIS Companies must maintain the confidentiality of such information and use such information only for proper purposes. Executive shall not without the prior written consent of Management, directly or indirectly use, disclose, transfer or otherwise communicate any such information to any person or entity except where such use, disclosure, transfer or communication is: (a) in connection with and in furtherance of Executive's work on behalf of the ISIS Companies, (b) not otherwise contrary to applicable laws regarding Trade Secrets, Confidential Information or Intellectual Property; and (c) not contrary to any agreement between the ISIS Companies and the third party of which Executive has knowledge.

     f. Disclosure and Assignment of Intellectual Property.

     Upon the request of Employer, Executive shall promptly disclose to Employer, in a manner specified by Management, all Intellectual Property that Executive learns of, conceives, develops or creates along or with others during the term of this Agreement (whether or not learned of, conceived, developed or created during regular working hours).

     In consideration of the mutual covenants of this Agreements, Executive shall assign to Employer, without further consideration, Executive's entire right to all Intellectual Property, which shall be the sole and exclusive property of Employer whether or not subject to patent, copyright, trademark or trade secret protection under applicable law. Executive also acknowledges that all original works of authorship which are made by Executive (solely or jointly with others), within the scope of Executive's employment pursuant to this Agreement, and which are protected by copyright, are "works made for hire," as that term is defined in the Untied States Copyright Act (17 U.S.C. ss. 101). To the extent that any such works, by operation of law, cannot be "works made for hire," Executive hereby assigns to Employer all right, title, and interest in and to such works and to any related copyrights.

     Executive shall promptly execute, acknowledge and deliver to Employer all additional instruments or documents deemed at any time by Employer in its sole discretion to be necessary to carry out the intentions of this Section 6.

7.   DUTY OF LOYALTY, NO SOLICITATION, NO COMPETITION

     a. Duty of Loyalty.

     During the term of this Agreement, Executive shall owe a duty of loyalty to Employer. As part of this duty, Executive shall not knowingly, without the prior written consent of Management, directly or indirectly:

        (i) pursue or accept any employment or business opportunity with any Client or Competitor;

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        (ii)    provide any aid or assistance to any Competitor;

        (iii) engage in any act or omission which is contrary to the interests of the ISIS Companies.

     b. No Solicitation.

     During the term of this Agreement, and for a period of one (1) year following the termination of this Agreement, Executive shall not, without the prior written consent of Management, directly or indirectly:

        (i) cause or attempt to cause any employee, agent or contractor of the ISIS Companies to terminate his or her employment, agency or contractor relationship with the ISIS Companies; or

        (ii) interfere or attempt to interfere with the relationship between the ISIS Companies and any employee, contractor or agent of the ISIS Companies.

     For a period of one (1) year following the termination of this Agreement, Executive shall not, without the prior written consent of Management, directly or indirectly hire or attempt to hire any director, officer or employee of the ISIS Companies.

     c. No Competition

     For a period of one (1) year following the termination of this Agreement, Executive shall not, without the prior written consent of Management, perform any services for any Client or any Competitor.

     For purposes of this Section 7, "Client" shall mean any person or entity who is then a client of the ISIS Companies or who was a client of the ISIS Companies at any time during the last one (1) year of Executive's employment pursuant to this Agreement, unless during the last one (1) year of Executive's employment pursuant to this Agreement:

        (i) Executive had no contact, directly or indirectly, with that person or entity in Executive's capacity as an employee pursuant to this Agreement; and

        (ii) Executive had no role, directly or indirectly, in the provision of services by the ISIS Companies to that person or entity, including but not limited to any role in providing the services, supervising or managing those who provided the services, or determining pricing or staffing for the services provided.

     For purposes of this Section 7, "Competitor" shall mean any person or entity who provides services of the same or substantially similar kind as the services provided by the ISIS Companies with respect to which the Executive possessed or had knowledge of Confidential Information at or prior to date of Termination.

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     For purposes of this Section 7, the phrase "perform any services" includes all services of any kind, whether provided as an owner, director, officer, employee, agent, contractor, consultant, joint venturer, partner, member or otherwise.

d.   Approved Outside Activities

     The parties agree that Executive's investment in the capital stock or other securities of a business dissimilar from that of the ISIS Companies, his investment solely as a passive or minority investor in any business, or his oversight of his own investment portfolio of securities, real estate and other assets, shall not constitute a violation of this Agreement provided that such activity does not violate Subsection 7(c) of this Agreement.

8.   INJUNCTIVE RELIEF

     In the event of any violation of the provisions of Section 6 or Section 7 of this Agreement ("the Covenants"), Executive acknowledges and agrees and hereby stipulates:

     (i)  that the Covenants are fully enforceable;

     (ii) that any breach of any of the Covenants will result in real, Immediate and irreparable harm to Employer which cannot be adequately remedied by monetary damages;

     (iii) that Employer will be entitled to an injunction restraining Executive from violating the Covenants pending arbitration of the merits of the dispute between the parties;

     (iv) that Executive waives any right that he or she might have to challenge challenge the enforceability of the Covenants, to contend that monetary damages provide an adequate remedy for violation of the Covenants, or that injunctive relief is not proper to restrain violations of the Covenants pending arbitration.

 9.  DEFINITION OF MANAGEMENT ; CONSENT IS DISCRETIONARY

     For purposes of this Agreement, the phrase "Management" shall mean: (a) the President of Employer if Executive is employed in a position below that of President, (b) the Chairman of the Board of Directors of Employer if Executive is employed as President, and (c) a majority of the Board of Directors of Employer if Executive is employed in a position above that of President.

     In all cases in which Executive must obtain the consent of Employer or Management, such consent may be granted or withheld at the sole discretion of Employer or Management as the case may be.

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10.  INDEMNIFICATION

     To the extent permitted by law and by the Articles of Incorporation and the Bylaws of Employer, Employer agrees to indemnify and hold harmless Executive from and against any and all personal liability which Executive may incur as a result of his actions or inactions within the course and scope of his employment pursuant to this Agreement; provided, however, that this Section 10 shall not apply to liability arising out of Executive's intentional misconduct or gross misconduct.

     During the term of this Agreement and for a period of three (3) years thereafter, Employer shall maintain Directors & Officers insurance coverage for Executive, with respect to his service pursuant to this Agreement, in an amount to be determined by Management.

11.  SEVERABILITY

     In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall not be affected thereby and all other provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by the law.

12.  AGREEMENT NOT ASSIGNABLE

     This Agreement shall be binding upon Employer and its successors and upon the heirs, representatives, executors, and administrators of Executive. This Agreement is not assignable by either party, except that the rights and obligations of this Agreement shall be assumed by any successor of Employer. For purposes of this Section 12, the term "Successor" shall include any individual or entity which acquires all or substantially all of the assets of Employer by merger, purchase or otherwise.

13.  WAIVER OF BREACH

     The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

14.  NOTICES

     Any written notice to be given to Employer under the terms of this Agreement shall be addressed to Employer as follows, unless the Executive is notified in writing of a change of address:

     Integrated Spatial Information Solutions, Inc.
     112 East Main Street
     P.O. Box 1503
     Frankfort, Kentucky 40601

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Any written notice to be given to Executive under the terms of this Agreement shall be addressed to Executive as follows, unless Management is notified in writing of a change of address:

     Frederick G. Beisser
     796 Tioga Trail
     Parker, CO 80138

Such notice shall be deemed to have been duly given:

     (a) upon receipt, if sent by regular mail or by commercial delivery service such as Airborne Express, FedEx or UPS; or

     (b) upon the third calendar day following mailing, if sent by registered or certified mail with the United States Postal Service, return receipt requested, with postage and registration or certification fee prepaid.

15.  TITLE AND HEADINGS

     Titles and headings to paragraphs in this Agreement are for the purpose of reference only and in no way shall limit, define or otherwise affect the provisions of this Agreement.

16.  GOVERNING LAW

     This Agreement, all interpretations and enforcement of this Agreement, and all disputes arising out of this Agreement shall be governed solely and exclusively by the laws of the State of Colorado; regardless of the forum in which such interpretation or enforcement of this Agreement occurs or such disputes are resolved, and without regard to any principles of conflicts of laws.

17.  ARBITRATION; VENUE; COSTS AND FEES

     a.   Binding Arbitration of All Disputes.

     Except as set forth in subsection (b) below, all disputes relating to this Agreement, the interpretation or application of this Agreement, or Executive's employment pursuant to this Agreement (hereinafter "Covered Disputes"), shall be resolved solely and exclusively by binding arbitration, applying the law of Colorado.

     Unless otherwise agreed in writing by the parties:

          (i) the arbitration will be conducted before a single arbitrator of the American Arbitration Association ("AAA"), in accordance with the rules of the AAA then in effect regarding arbitration of employment disputes; and

          (ii) the arbitration will be conducted in Denver, Colorado.

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The award rendered by the arbitrator shall be binding on the parties, and judgment on such award may be entered by any court of competent jurisdiction.

     b. Injunctions to Enforce Arbitration and to Restrain Violations Pending Arbitration.

     Notwithstanding the foregoing, either party may file a lawsuit to compel arbitration of disputes between the parties and to enjoin violations of this Agreement pending arbitration. Such lawsuit may be brought only in the District Court for Douglas County, Colorado, or the United States District Court for the District of Colorado, and Executive and Employer hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum. Specifically, by executing this Agreement, Executive and Employer agree, consent, and stipulate that, in any action to compel arbitration of a Covered Dispute or to enjoin violations of this Agreement pending arbitration: (i) the aforesaid courts have personal jurisdiction over Executive and Employer, (ii) venue is proper in those courts, and (iii) those courts provide a convenient forum for that action.

     To the maximum extent permitted by the law, the parties stipulate and agree that this provision supercedes any analysis of choice of laws. To the extent that a choice-of-laws analysis is required, the parties stipulate and agree that Colorado law shall govern such analysis.

     c. Award of Cost and Fees.

     In any arbitration between the parties, the losing party shall pay for the arbitration, including all reasonable costs and attorney's fees incurred by the prevailing party in connection with such arbitration; provided, however, that no award of costs and fees to one party may exceed the cost and fees incurred by the other party. In the event that both parties prevail in part and lose in part, the arbitrator shall apportion the award of costs and attorney's fees based upon each party's degree of success; provided, however, that no award of costs and fees to one party may exceed the costs and fees incurred by the other party.

18.  NO RULE OF CONSTRUCTION

     The parties acknowledge that each of them has had ample opportunity for their own counsel to participate in negotiating and drafting this Agreement. Therefore, no rule of construction shall apply to this Agreement which construes ambiguous or unclear language in favor of or against any party.

19.  ENTIRE AGREEMENT

     (a) This Agreement, including Exhibit A, represents the entire employment agreement between Employer and Executive pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by Executive and by Employer with the approval of Management.

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     (b) This Agreement may be executed in one or more copies, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     EXECUTED at Frankfort, Kentucky, and Parker, Colorado, on the dates set forth below.


EXECUTIVE:                                  INTEGRATED SPATIAL INFORMATION
                                            SOLUTIONS, INC.

/s/ Frederick G. Beisser                    By:  /s/
----------------------------------          --------------------------------
Frederick G. Beisser                                 John C. Antenucci,
Parker, Colorado                                     President
                                                     Frankfort, Kentucky


DATE: May 2, 2002                           DATE: May 2, 2002
     -----------------------------          --------------------------------


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                                    EXHIBIT A
                                       to
                         EXECUTIVE EMPLOYMENT AGREEMENT
                                     between
           INTEGRATED SPATIAL INFORMATION SOLUTIONS, INC. ("Employer")
                                       and
                       FREDERICK G. BEISSER ("Executive")
                                      dated
                                 January 1, 2002


During the term of this Agreement, Executive's compensation shall be as follows:

A-1  SALARY

Employer shall pay to Executive an annual salary of Sixty-Six Thousand Dollars ($66,000.00) per year, subject to applicable withholdings for taxes, to be paid in the manner specified in paragraph 5 of the Agreement. However, Executive's salary may be increased or reduced from time to time at the sole discretion of the Board of Directors of Employer, provided that Executive's salary may not be reduced by more than ten percent (10%) below the figure stated above.

A-2  INCENTIVE BONUS

At the conclusion of each calendar year of Employer (or such other twelve-month period as may be agreed in writing by the parties) during the term of this Agreement (hereinafter "Year"), Executive shall be eligible for an incentive bonus which shall be described herein.

The termination of Executive's employment after the conclusion of a Year shall not deprive Executive of any incentive bonus earned during that Year, even if the bonus has not yet been calculated or paid at the time of termination. Any incentive bonus earned by Executive prior to the termination of his employment shall be calculated and paid as though Executive were still employed.

Executive's incentive bonus shall be comprised of two elements, as follows:

     (a)  Stock Premium Incentive

          If the average bid and asking price of the common stock of ISIS for the last twenty (20) days of the Year ("ACSP") exceeds the Valuation Ratio by at least twenty percent (20%), then Executive shall receive a Stock Premium Incentive Bonus as follows:

          (i) If the ACSP is greater than or equal to one hundred twenty percent (120%) of the Valuation Ratio but less than one hundred thirty-five percent (135%) of the Valuation Ratio, then Executive shall be paid an amount equal to five percent (5%) of the Salary



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               paid to Executive during that Year ("Yearly Salary") and shall receive a grant of stock options for shares of the common stock of ISIS equal to point one five percent (0.15%) of the outstanding shares of such stock as of the last day of the Year, fully vested and priced at the ASCP;

          (ii) If the ACSP is greater than or equal to one hundred thirty-five percent (135%) of the Valuation Ratio but less than one hundred fifty percent (150%) of the Valuation Ratio, then Executive shall be paid an amount equal to ten percent (10%) of his Yearly Salary and shall receive a grant of stock options for shares of the common stock of ISIS equal to point two five percent (0.25%) of the outstanding shares of such stock as of the last day of the Year, fully vested and priced at the ASCP; and

          (iii) If the ACSP is greater than or equal to one hundred fifty percent (150%) of the Valuation Ratio, then Executive shall be paid an amount equal to twenty percent (20%) of his Yearly Salary and shall receive a grant of stock options for shares of the common stock of ISIS equal to point five percent (0.50%) of the outstanding shares of such stock as of the last day of the Year, fully vested and priced at the ASCP.

          The "Valuation Ratio" shall be the gross revenue of ISIS for the Year divided by the number of shares of the common stock of ISIS outstanding during the Year. If the number of outstanding shares has varied during the Year, the Valuation Ratio shall be calculated using the weighted average of the number shares outstanding during the Year.

          Stated as a formula, Executive's Stock Premium Incentive Bonus shall be as follows:

          IF (ACSP >= 1.20 x Valuation Ratio) AND (ACSP < 1.35 x Valuation Ratio), THEN Bonus = ($ = 5% x Salary) + (options = 0.15% x Outstanding Shares)

          IF (ACSP >= 1.35 x Valuation Ratio) AND (ACSP < 1.50 x Valuation Ratio), THEN Bonus = ($ = 10% x Salary) + (options = 0.25% x Outstanding Shares)

          IF (ACSP >= 1.50 x Valuation Ratio), THEN Bonus = ($ = 20% x Salary) + (options = 0.50% x Outstanding Shares)

     (b)  Stock Activity Incentive

          Executive shall receive a Stock Activity Incentive Bonus as set forth below if each of the following conditions is met:

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          (ii)  The number of shares of the common stock of ISIS traded by the
                ISIS Traders during the last ninety (90) days of the Year ("Shares Traded") exceeds the Shares Target;

          (ii) The closing price of the common stock of ISIS on the last day of the Year is greater than the closing price of such stock on the last day of the preceding Year; and

          (iii) The net income of ISIS for the Year is greater than zero.

          If each of the conditions set forth above has been met, then Executive shall be paid an amount equal to one percent (1%) of his Yearly Salary for each increment of ten percent (10%) or fraction thereof by which the Shares Traded exceeds the Shares Target, provided that the total Stock Activity Incentive Bonus shall not exceed five percent (5%) of Executive's Yearly Salary.


          In the first Year during the term of this Agreement, the Shares Target shall be five percent (5%) of the number of shares of the common stock of ISIS outstanding during the last ninety (90) days of the Year. In any subsequent Year during the term of this Agreement, the Shares Target shall be seven point five percent (7.5%) of the number of shares of the common stock of ISIS outstanding during the last ninety
          (90) days of such Year. If the number of outstanding shares has varied during any such 90-day period, the Shares Target shall be calculated using the weighted average of the number of shares outstanding during that period.

          Stated as a formula, Executive's Stock Activity Incentive Bonus shall be as follows:

          IF (Shares Traded >= Shares Target) AND (Shares Traded < 1.1 x Shares Target), THEN Bonus = .01 x Salary

          IF (Shares Traded >= 1.1 x Shares Target) AND (Shares Traded < 1.2 x Shares Target), THEN Bonus = .02 x Salary

          IF (Shares Traded >= 1.2 x Shares Target) AND (Shares Traded < 1.3 x Shares Target), THEN Bonus = .03 x Salary

          IF (Shares Traded >= 1.3 x Shares Target) AND (Shares Traded < 1.4 x Shares Target), THEN Bonus = .04 x Salary

          IF (Shares Traded >= 1.4 x Shares Target), THEN Bonus = .05 x Salary

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A-3  COMMITMENT COMPENSATION

As compensation for Executive's surrender of all anti-dilution rights, Executive shall receive a stock option grant of 880,000 shares of the common stock of ISIS fully vested and priced at the market price as of January 1, 2002. The options will be convertible for a period of five (5) years from issuance.

Under no circumstances shall Executive be granted any anti-dilution rights with respect to the stock of the ISIS Companies.

All grants of stock options provided by this Agreement shall be made pursuant to Employer's Equity Compensation Plan (also sometimes referred to as the "Stock Option Incentive Plan"), as that plan may be amended from time to time in the discretion of Employer.

A-4  VACATION

Executive shall be eligible for Thirty-Six (36) days of personal time off per year, as provided by and governed by the Personal Time Off Plan ("PTOP"). Upon termination of this Agreement, Executive shall be paid for earned but unused PTOP days as provided in the PTOP plan, based upon the Salary in effect at the time of termination.

A-5  GROUP HEALTH COVERAGE

Executive shall be permitted to participate in such group health insurance plan as Employer may elect to provide for its other employees, subject to the eligibility and participation requirements of such plan, which plan may be altered or abolished from time to time at the sole discretion of Employer.

A-6  PENSION/PROFIT-SHARING PARTICIPATION

Executive shall be permitted to participate in such pension or profit sharing plan as Employer may elect to provide for its other employees, subject to the eligibility and participation requirements of such plan, which plan may be altered for abolished from time to time at the sole discretion of Employer.

A-7  LIFE INSURANCE

Executive shall be provided with a life insurance policy in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) payable to such beneficiary as Executive may designate, with an additional One Hundred Thousand Dollars ($100,000.00) of coverage for accidental death, provided that Executive satisfies the medical requirements for these and keyman coverages.

A-8  AUTOMOBILE ALLOWANCE

Executive shall receive an automobile allowance of Two Hundred Twenty-Five Dollars ($225.00) per month. However, Executive's automobile allowance may be increased or reduced from time to time at the sole discretion of the Board of Directors of Employer, provided that Executive's automobile allowance may not be reduced by more than ten percent (10%) below the figure stated above.

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A-9  OTHER EMPLOYMENT BENEFITS

Executive shall be entitled to participate in such other benefits of employment as Employer may elect to provide for its other employees, subject to the terms and conditions established by Employer for those benefits, which benefits may be altered or abolished from time to time at the sole discretion of Employer.

A-10 EXPENSE REIMBURSEMENT

Executive shall receive reimbursement from Employer for all reasonable expenses incurred for the benefit of Employer by Executive in the performance of his duties under the Agreement. Such expenses may include but are not limited to reasonable out-of-pocket expenses for travel, lodging, meals, entertainment, office supplies and professional dues. Employer shall have the right to establish guidelines for reimbursement of expenses, including but not limited to guidelines regarding when prior approval is required and what documentation must be provided in order to obtain reimbursement.

A-11 SEPARATION PAY

Upon termination of this Agreement, Executive shall be entitled to Separation Pay in accordance with the following provisions:

     (a) Termination by Employer for Convenience: Executive shall receive one month of Base Compensation for each year of service as an employee or officer of Employer or the predecessor of Employer known as DCX, Inc ("DCX")

     (b) Termination by Employer for Cause: Executive shall receive three (3) months of Base Compensation.

     (c)  Resignation Within Thirty (30) Days Following Change of Control:
          Executive shall receive one month of Base Compensation for each year of service as an employee or officer of Employer or the predecessor of Employer known as DCX, Inc. ("DCX").

     (d) Other Resignation by Executive: Executive shall receive three (3) months of Base Compensation.

     (e)  Termination upon Expiration of Agreement Without Renewal or Extension:
          Executive shall receive one month of Base Compensation for each year of service as an employee or officer of Employer or DCX.

     (f) Death of Executive: Executive's estate shall receive three (3) months of Salary, and Executive's dependents who are covered by Group Health Coverage at the time of Executive's death shall receive continued

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          Group Health Coverage for three (3) months following Executive's death. Should Executive satisfy the requirements for keyman insurance, Executive's estate shall receive an additional three (3) months of Salary, and Executive's dependents who are covered by Group Health Coverage at the time of Executive's death shall receive an additional three (3) months of continued Group Health Coverage.

Except in the event of death of Executive, Separation Pay shall not be considered earned at the time of the termination, shall not be paid in a lump sum, and shall not be paid at the time of termination. Instead, Separation Pay shall be paid after termination, at Employer's regular pay intervals, as though Executive were still employed by Employer. For example, three (3) months of Base Compensation would be paid over a period of three (3) months following termination. If the Agreement is terminated by the death of Executive, the Separation Pay specified in subsection (f) above shall be paid in a lump sum to Executive's designated beneficiaries within 120 days after Executive's death. In the event of Executive's death during one of the periods of Separation Pay specified in subsections (a) through (e) above, any owed but unpaid balance of such Separation Pay shall be accelerated and shall be paid in a lump sum to Executive's designated beneficiaries within 120 days after Executive's death.

"Base Compensation" shall consist of: (1) salary at the rate in effect at the time of termination; and (2) continued participation in Employer's group health insurance plan.

"Change of Control" shall mean:

     (a) any change in the ownership or control of common stock of Employer which results in more than 50% of the issued and outstanding common stock of Employer being owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of Employer as of the date of this Agreement; or

     (b) the merger or consolidation of Employer with another entity such that more than 50% of the issued and outstanding voting stock of the surviving entity is owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 50% of the issued and outstanding common stock of Employer as of the date of this Agreement.

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